101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.lafayettesavingsbank.com lsbmail@lsbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT: Randolph F. Williams (765) 742-1064 President/CEO (765) 429-5932 Fax

LSB Financial Corp. Announces Record Results and Payment of Cash Dividend

            LSB Financial Corp. (Nasdaq:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported record earnings for the nine months ended September 30, 2003. Net income for the third quarter of 2003 was $946,000, an increase of $297,000, or 45.76%, over the third quarter of 2002. For the first nine months of 2003 net income was $2.4 million, an increase of $282,000, or 13.60%, from the first nine months of 2002. Diluted earnings per share year-to-date for 2003 were $1.71 per share, up 14.00% over the same period last year. Net interest income increased 6.06% from $7.5 million for the first nine months of 2002 to $7.9 million for the same period in 2003. Non-interest income increased by $1.1 million or 72.13%, primarily as a result of gains of $1.7 million on the sale of mortgage loans for the first nine months of 2003 compared to $530,000 for the same period in 2002.

            LSB President and CEO Randolph F. Williams stated, "In the face of challenging economic and competitive times, we are very pleased to report record results for the quarter and for the year. The management team has worked diligently to increase our net interest margin and improve our efficiency. For the first nine months of the year our return on assets was 1.00% and our return on equity was 11.88%. True to our community banking roots we were able to accomplish this without sacrificing the highly personalized service and tailor-made products that people associate with Lafayette Savings Bank."

            Further, the Company announced today that it will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on November 7, 2003, with a payment date of December 5, 2003.

            The closing market price of LSB stock on October 24, 2003, was $26.32 per share as reported by the Nasdaq National Market.

Lafayette, Ind. - Monday, October 27, 2003

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LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)
	At September 30,	At December 31,
Selected Balance Sheet Data:	2003	2002

Cash and due from banks	$1,950	$1,627
Short-term investments	12,096	14,357
Securities available-for-sale	15,750	11,779
Loans held for sale	2,471	8,063
Net Portfolio loans	264,131	269,834
Allowance for loan losses	2,772	1,996
Premises and equipment, net	7,132	7,039
FHLB stock, at cost	3,879	3,782
Other assets	6,700	2,615
Total assets	314,109	319,096

Deposits	219,404	221,590
Advances from FHLB	65,473	70,473
Other liabilities	1,990	1,531

Shareholders' Equity	27,241	25,502
Book value per share (Shareholder's Equity)	$20.52	$19.20
Equity / Assets	8.67%	7.99%
Total shares outstanding	1,356,200	1,364,188

Asset Quality Data:

Non-accruing loans	$4,167	$3,310
Other real estate/assets owned	365	279
Total non-performing assets	4,532	3,589
Non-performing loans / Total loans	1.56%	1.19%
Non-performing assets / Total assets	1.44%	1.12%
Allowance for loan losses / Non-performing loans	66.52%	60.30%
Allowance for loan losses / Total gross loans	1.04%	0.72%
Loans charged off	$79	$146
Recoveries on loans previously charged off	4	10

	Three months ended:		Nine months ended:
Selected operating data:	September 30,		September 30,
	2003	2002	2003	2002

Total Interest Income	$4,841	$5,095	$14,441	$14,981
Total Interest Expense	2,073	2,462	6,517	7,510
Net Interest Income	2,768	2,633	7,924	7,471
Provision for Loan Losses	150	225	850	375
Net Interest Income after provision	2,618	2,408	7,074	7,096
Non-interest income:
Deposit Account Service Charges	185	193	624	542
Gain on Sale of Mortgage Loans	614	103	1,694	530
Gain on Sale of Securities	0	0	0	0
Other Non-interest Income	128	100	245	417
Total Non-Interest Income	927	396	2,563	1,489
Non-Interest Expense:
Salaries and benefits	1,163	969	3,355	2,988
Occupancy and equipment, net	276	268	836	791
Computer service	89	86	256	246
Advertising	88	103	332	302
Other	363	287	969	928
Total non-interest expense	1,979	1,713	5,748	5,255
Income before income taxes	1,566	1,091	3,889	3,330
Income tax expense	620	442	1,533	1,256
Net income	946	649	2,356	2,074

Weighted average number of diluted shares	1,382,632	1,384,120	1,375,801	1,379,575
Diluted Earnings per Share	$0.68	$0.47	$1.71	$1.50

Return on average equity	13.95%	10.35%	11.88%	11.32%
Return on average assets	1.20%	0.84%	1.00%	0.93%
Average earning assets	301,144	294,995	300,649	285,134
Net interest margin	3.68%	3.57%	3.51%	3.49%
Efficiency ratio	55.81%	61.07%	59.66%	61.20%